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                                                                      EXHIBIT 12

                             JOHNSON CONTROLS, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                              (Dollars in millions)


                                                                                For the Nine Months
                                                                                Ended June 30, 1999
                                                                              -----------------------
Net income                                                                           $    289.1
Provision for income taxes                                                                214.6
Undistributed earnings of partially-owned affiliates                                       (5.8)
Minority interests in net earnings of subsidiaries                                         26.2
Amortization of previously capitalized interest                                             2.3
                                                                                     ----------
                                                                                          526.4
                                                                                     ----------

Fixed charges:
      Interest incurred and amortization of debt expense                                  126.3
      Estimated portion of rent expense                                                    31.6
                                                                                     ----------
Fixed charges                                                                             157.9
Less:  Interest capitalized during the period                                              (5.2)
                                                                                     ----------
                                                                                          152.7
                                                                                     ----------

Earnings                                                                             $    679.1
                                                                                     ==========

Ratio of earnings to fixed charges (1)                                                      4.3
                                                                                     ==========




      For the purpose of computing this ratio, "earnings" consist of (a) income from continuing operations before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates, minority interest in earnings or losses of consolidated subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.

(1) Included in earnings is a $54.6 million pre-tax net gain on sale of businesses, as disclosed in Note 3 to the Company's consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would be 4.0.







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